Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Zoomcar Holdings, Inc.

Zoomcar Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The name of the Corporation is:

Zoomcar Holdings, Inc.

2.	The following amendments to the Amended and Restated Certificate of Incorporation was approved by the directors of the corporation on the 8th day of October, 2024 and the stockholders of the corporation on the 8th day of October, 2024.

Resolved that Article Four of the Amended and Restated Certificate of Incorporation be amended by adding the following new paragraph at the end of Article Four, Section (a) as subsection (v):

“Each outstanding share of Common Stock will be combined and converted, automatically, without further action, into a number of shares of such Common Stock equal to the number of shares immediately prior to such filing divided by 100. Fractional shares will not be issued; any such fractional shares that will result from the combination and conversion will be rounded up to the nearest whole number. At the effective date, there shall be no change in number of authorized shares of stock which this corporation shall have the authority to issue.”

3.	The number of shares of Common Stock outstanding at the time of the adoption of the amendment was: 75,200,131 shares.

4.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of October 21, 2024 at 4:30 p.m. Eastern Time.

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IN WITNESS WHEREOF, Zoomcar Holdings, Inc. has caused this Certificate to be executed by its duly authorized officer on this 22nd day of October, 2024.

ZOOMCAR HOLDINGS, INC.

By:
Name:	Hiroshi Nishijima
Title:	Acting Chief Executive Officer